Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 17, 2014, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Matador Resources Company on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Matador Resources Company on Form S-3 (File No. 333-187808, effective May 9, 2013) and Form S-8 (File No. 333-180641, effective April 10, 2012).
/s/ GRANT THORNTON LLP
Dallas, Texas
March 17, 2014